Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849 • FAX 937-596-7937

N E W S     R E L E A S E

Date:	November 28, 2011

Contact:	Peter B. Orthwein or Richard E. Riegel III

THOR ANNOUNCES FIRST QUARTER FISCAL 2012 SALES, NET INCOME, E.P.S.

Thor Industries, Inc. (NYSE:THO) announced results for the first quarter of fiscal 2012 ended October 31, 2011. Sales for the quarter were $673,000,000, up 11% from $606,684,000 last year. Net income for the quarter was $22,358,000, compared with $23,688,000 last year. Basic earnings per share (E.P.S.) for the quarter were 41¢ versus 44¢ last year.

Total RV segment sales for the quarter were $561,660,000, up 11% from $506,563,000 last year. Towable RV sales for the quarter were $499,104,000, up 18% from $422,449,000 last year. Motorized RV sales for the quarter were $62,556,000, down 26% from $84,114,000 last year. Towable RV sales for both quarterly periods include Heartland RV since its acquisition on September 16, 2010. Bus segment sales for the quarter, including buses and ambulances, were $111,340,000, up 11% from $100,121,000 last year.

Total RV segment income before tax for the quarter was $33,884,000, compared with $34,104,000 last year. Towable RV income before tax for the quarter was $32,591,000, down 2% from $33,100,000 last year. Motorized RV income before tax for the quarter was $1,293,000, up 29% from $1,004,000 last year. Bus segment income before tax for the quarter was $5,266,000, compared with $9,419,000 last year. Bus segment income was positively impacted in fiscal 2011 by a gain of $4,802,000 related to insurance recoveries.

“We are encouraged by our strong towable RV backlog driven by orders from our fall Open House event, coupled with increased RV market retail sales and planned product improvements and introductions at this week’s RVIA Expo in Louisville, KY. However, the RV market remains very competitive with promotional pricing,” said Peter B. Orthwein, Thor Chairman, CEO and President. “We are also seeing public transit agencies and private operators begin to replace their fleets, which provides opportunities for Thor’s bus segment.”

Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended October 31, 2011. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.

STATEMENT OF INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2011 and 2010

($000 except per share—unaudited)

	3 MONTHS ENDED OCTOBER 31,
	2011		%	2010		%
Net sales	$673,000			$606,684
Gross profit	$74,978		11.1%	$76,578		12.6%
Selling, general and administrative	$38,460		5.7%	$44,891		7.4%
Amortization of intangibles	$2,847		0.4%	$2,075		0.3%
Impairment of trademarks	$—		0.0%	$2,036		0.3%
Interest income (net)	$926		0.1%	$953		0.2%
Gain on involuntary conversion	$—		0.0%	$4,802		0.8%
Other income	$51		0.0%	$455		0.1%

Income before taxes	$34,648		5.1%	$33,786		5.6%
Taxes	$12,290		1.8%	$10,098		1.7%

Net income	$22,358		3.3%	$23,688		3.9%

E.P.S.—basic	41	¢		44	¢
E.P.S.—diluted	41	¢		44	¢
Avg. common shares outstanding-basic	54,992,184			53,621,890
Avg. common shares outstanding-diluted	55,014,007			53,708,104

SUMMARY BALANCE SHEETS—OCTOBER 31, ($000) (unaudited)

	2011	2010		2011	2010
Cash and equivalents	$207,538	$141,747	Current liabilities	$268,550	$245,849
Accounts receivable	165,248	140,323	Other liabilities	83,284	82,583
Inventories	183,125	181,100	Stockholders’ equity	830,535	767,686
Deferred income tax and other	55,780	47,488

Total current assets	611,691	510,658
Fixed assets	166,411	161,273
Long term investments	1,993	3,390
Goodwill	245,209	245,766
Other intangible assets	122,408	134,873
Other assets	34,657	40,158

Total	$1,182,369	$1,096,118		$1,182,369	$1,096,118